Exhibit 3.6

CERTIFICATE OF INCORPORATION
OF
GENESIS ENERGY, INC.

___________________________________________________________________

Pursuant to the provisions of Section 102

of the General Corporation Law of

the State of Delaware
___________________________________________________________________

I, the undersigned, for the purpose of creating and organizing a corporation under the provisions of and subject to the requirements of the General Corporation Law of the State of Delaware (the “DGCL”), do HEREBY CERTIFY as follows:

1.           The name of the Corporation is Genesis Energy, Inc. (the “Corporation”).

2.           The address of the registered office of the Corporation in the State of Delaware is c/o the Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.  The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

3.           (a)           The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful business, act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

  (b)           The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatsoever.

4.           The total number of shares of common stock which the Corporation shall have authority to issue is One Thousand (1,000), at a par value of $0.001 per share.

5.           No holder of shares of stock of the Corporation shall have any preemptive or other right to receive any securities of the Corporation.

6.           (a)           The number of directors of the Corporation shall be not less than three (3) nor more than eleven (11), the exact number to be fixed from time to time in the manner provided by the Bylaws of the Corporation; provided, that at any time there is only one stockholder of the Corporation, the number of directors may be not less than three (3) no more than eleven (11).

  (b)           The number of directors constituting the initial Board of Directors of the Corporation is eight (8), and the names and addresses of the persons who will serve as directors until the first annual meeting of the stockholders or until their successors are elected and qualified is:

Name	Address

Gareth Roberts	500 Dallas, Suite 2500
Houston, Texas 77002

Mark A. Worthey	500 Dallas, Suite 2500
Houston, Texas 77002

Ronald T. Evans	500 Dallas, Suite 2500
Houston, Texas 77002

Phil Rykhoek	500 Dallas, Suite 2500
Houston, Texas 77002

Mark J. Gorman	500 Dallas, Suite 2500
Houston, Texas 77002

Herbert I. Goodman	500 Dallas, Suite 2500
Houston, Texas 77002

Susan O. Rheney	500 Dallas, Suite 2500
Houston, Texas 77002

J. Conley Stone	500 Dallas, Suite 2500
Houston, Texas 77002

  (c)           Election of directors need not be by written ballot unless the Bylaws shall so provide.  No holders of Common Stock of the Corporation shall have any rights to cumulate votes in the election of directors.

7.           In furtherance of, and not in limitation of, the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation or adopt new Bylaws, without any action on the part of the stockholders; provided, however, that no such adoption, amendment, or repeal shall be valid with respect to Bylaw provisions that have been adopted, amended, or repealed by the stockholders; and further provided, that Bylaws adopted or amended by the Board of Directors and any powers thereby conferred may be amended, altered, or repealed by the stockholders.

8.           The Corporation is to have perpetual existence.

9.           (a)           A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for such liability as is expressly not subject to limitation under the Delaware General Corporation Law, as the same exists or may hereafter be amended to further limit or eliminate such liability.

  (b)           The Corporation shall, to the fullest extent permitted by law, indemnify any and all officers and directors of the Corporation, and may, to the fullest extent permitted by law or to such lesser extent as is determined in the discretion of the Board of Directors, indemnify and advance expenses to any and all other persons whom it shall have power to indemnify, from and against all expenses, liabilities or other matters arising out of their status as such or their acts, omissions or services rendered in such capacities.

  (c)           The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability.

10.         The Corporation shall not be governed by Section 203 of the DGCL relating to business combinations with interested stockholders.

11.         The Corporation shall have the right, subject to any express provisions or restrictions contained in the Certificate of Incorporation or Bylaws of the Corporation, from time to time, to amend this Certificate of Incorporation or any provision thereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by the Certificate of Incorporation or any amendment thereof are conferred subject to such right.

12.         The name and mailing address of the incorporator of the Corporation is Deidre Shearer, Jenkens & Gilchrist, a Professional Corporation, Suite 1800, 1100 Louisiana, Houston, Texas 77002.

THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this Certificate, hereby acknowledging and declaring and certifying that the foregoing Certificate of Incorporation is her act and deed and the facts herein stated are true, and accordingly has hereunto set her hand this 14th day of May, 2002.

/s/Deidre Shearer
Deidre Shearer